Exhibit 10.5
FIRST FINANCIAL CORPORATION 2005
EXECUTIVES’ DEFERRED COMPENSATION PLAN
Effective Date: January 1, 2005
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, IN 46204-2079
www.kriegdevault.com

FIRST FINANCIAL CORPORATION 2005
EXECUTIVES’ DEFERRED COMPENSATION PLAN

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INTRODUCTION
     The purpose of this Plan is to permit a select group of management or highly compensated Employees to elect to defer compensation from the Employer without regard to the limitations imposed by the Code on the benefits which may accrue to those Employees under the Employer’s tax-qualified retirement plans and to provide supplemental retirement benefits to help recompense the Employees for benefits lost due to the imposition of Code limitations on tax-qualified retirement benefits. It is the intention of the Employer that the Plan will constitute a deferred compensation arrangement that complies with Code Section 409A and an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE I
DEFINITIONS
     Whenever the initial letter of a word or phrase is capitalized herein, the following words and phrases will have the meanings stated below unless a different meaning is plainly required by the context:
     1.1 “Acceleration Event” means those events described in Section 5.6 which permit acceleration of the time of payment of a Participant’s benefit under the Plan.
     1.2 “Account” means the Participant’s ESOP Account and Deferral Account.
     1.3 “Adjustment” means the net increases and decreases in the market value of the Deferral Account and ESOP Account of each Participant. Such increases and decreases will include such items as realized or unrealized investment gains and losses, if any, and investment income, if any, and may, in the discretion of the Committee, include expenses properly attributable to administering the Plan.
     1.4 “Board” means the Board of Directors of First Financial Corporation.
     1.5 “Bonus Compensation” means amounts received by Participant due to an annual bonus where the amount of, or entitlement to the bonus, is contingent and not part of the Participant’s base salary.
     1.6 “Code” means the Internal Revenue Code of 1986, as amended.
     1.7 “Committee” means the Compensation Committee of the Board.
     1.8 “Company” means First Financial Corporation.
     1.9 “Compensation” means the Participant’s total compensation from his Employer for a Plan Year, other than Bonus Compensation or deferred compensation that is currently included in gross income, but including any salary reduction Employer contributions made on behalf of the Participant under this Plan or under a plan which qualifies under Code Section

401(k) and/or Code Section 125. Compensation taken into account under the Plan will not be limited as provided in Code Section 401(a)(17).
     1.10 “Deferral Account” means the individual bookkeeping account maintained for each Participant in accordance with subsection 3.4(a) and which is credited with Participant Deferral Contributions for that Participant.
     1.11 “Effective Date” means January 1, 2005.
     1.12 “Employee” means any individual who is employed by an Employer.
     1.13 “Employer” means the Company, First Financial Bank, NA or any other entity First Financial Corporation allows to adopt and become a co-sponsor of the Plan.
     1.14 “ESOP” means the First Financial Corporation Employee Stock Ownership Plan, as amended from time to time.
     1.15 “ESOP Account” means the individual bookkeeping account maintained for each Participant in accordance with subsection 3.4(b) and which is credited with any Supplemental Benefit contributed for that Participant pursuant to Section 3.3.
     1.16 “Key Employee” means an Employee who is:
(a)	An officer of an Employer having annual compensation greater than $140,000;

(b)	A five-percent owner of the Company; or

(c)	A one-percent owner of the Company having annual compensation greater than $150,000.
The $140,000 amount in subsection 1.16 (a) will be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period will be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 will be rounded to the next lower multiple of $5,000.
     1.17 “Participant” means a salaried executive Employee of an Employer who becomes a Participant pursuant to the provisions of Article II of the Plan.
     1.18 “Participant Deferral Contributions” means contributions made to the Plan pursuant to Section 3.1 by an Employer, at the election of the Participant, in lieu of Compensation or Bonus Compensation, under a deferral election filed by the Participant. Although the term “contribution” is used for ease of reference, credits to Participants’ individual accounts under the Plan are merely credits to a bookkeeping account.

     1.19 “Plan” means the deferred compensation plan embodied herein, as amended from time to time, known as the First Financial Corporation 2005 Executives’ Deferred Compensation Plan.
     1.20 “Plan Year” means the 12-month period beginning each January 1 and ending on the following December 31.
     1.21 “Separation from Service” means the date on which the Participant dies, retires or otherwise experiences a Termination of Employment with the Employer. Provided, however, a Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. For purposes of this Section 1.21, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the Participant does not retain the right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. The Participant shall incur a “Termination of Employment” for purposes of this Section 1.21 when a termination of employment has occurred under Treasury Regulation 1.409A-1(h)(ii).
     1.22 “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152(a), without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
     A member of a select group of management or highly compensated Employees is eligible to become a Participant in the Plan provided the Employee is designated as a Participant by the Committee in writing. A designated Employee will become a Participant as of the later of the Effective Date or the date specified by the Committee. A Participant may be removed as an active Participant by the Committee effective as of any date, so that the Participant will not be entitled to make deferrals or receive benefit accruals under Article III on or after that date, except that no removal shall retroactively impair or otherwise adversely affect (without written consent) the rights of a Participant or beneficiary which have accrued prior to the date of such action.
ARTICLE III
CONTRIBUTIONS AND ALLOCATIONS
     3.1 Participant Deferral Contributions.
(a)	Compensation Deferral Elections. Subject to the terms and limitations of this Article, a Participant may elect to have a portion of the Participant’s Compensation withheld by the Company and credited as a Participant Deferral Contribution under this Plan.

(b)	Bonus Deferral Elections. Subject to the terms and limitations of this Article, a Participant may elect to have all or a portion of the Participant’s Bonus Compensation withheld by the Company and credited as a Participant Deferral Contribution under this Plan.

(c)	Limit on Contributions. The maximum amount of a Participant’s Compensation or Bonus Compensation that may be subject to Participant Deferral Contributions for a Plan Year will be (i) 50 percent of the Participant’s Compensation, and (ii) 100 percent of any Bonus Compensation.
     3.2 Deferral Elections. Participant Deferral Contributions will be withheld from a Participant’s Compensation or Bonus Compensation in accordance with the following terms and conditions.
(a)	Requirement for Deferral Elections. As a condition to Bank’s obligation to withhold and the Committee’s obligation to credit Participant Deferral Contributions for the benefit of a Participant pursuant to Section 3.1, the Participant must complete and file a deferral election form with the Committee (in a format prescribed by the Committee).

(b)	Timing of Execution and Delivery of Elections. To be effective to defer any portion of a Participant’s Compensation or Bonus Compensation, a deferral election form must be filed with the Committee with respect to that Compensation or Bonus Compensation on or prior to the last day of the calendar year preceding the Plan Year in which the services giving rise to the Compensation or Bonus Compensation are performed. For example, to defer Compensation or Bonus Compensation payable with respect to services performed during the 2007 Plan Year, an election must be filed on or before December 31, 2006.

(c)	Initial Eligibility. In the case of the first Plan Year in which an individual becomes a Participant, the deferral election form may be filed with the Committee at any time within 30 days of the date the individual becomes a Participant (rather than the date specified under subsection (b)). This initial election will only apply to Compensation or Bonus Compensation paid for services performed after the filing of the deferral election form. This special initial eligibility election rule will not apply if the Participant is or has been a participant in a deferred compensation arrangement required to be aggregated with this Plan under the rules of Section 409A.

(d)	Modification of Deferral Elections. Subject to the provisions of subsection 3.2(e), once made, a deferral election will remain in effect for a Plan Year, unless the election is revoked or a new election filed prior to the beginning of the Plan Year. The revocation or new election must be filed in accordance with the requirements of subsection (b) above. No election may be changed for Compensation or Bonus Compensation payable for a Plan Year after the last day of the election period described in subsection (b). For example, any election in place for 2007 Compensation may not be changed after December 31, 2006, except as provided in subsection 3.2(e).

(e)	Unforeseeable Emergency. The Committee, in its sole discretion, may cancel a Participant’s election to defer Compensation or Bonus Compensation if the Committee determines the Participant has suffered an “Unforeseeable Emergency,” as defined in Section 1.22. The cancellation will apply to the period after the Committee’s determination. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Committee, in its sole discretion. An “Unforeseeable Emergency” will be deemed to occur for purposes of this Section if a Participant receives a hardship withdrawal from the First Financial Corporation 401(k) Plan pursuant to Code Section 401(k) and Treasury Regulation 1.401(k)-1(d)(3).
     3.3 Supplemental Benefit. An Employer will make a contribution to each Participant’s ESOP Account for each Plan Year in an amount equal to the amount that would have been contributed to the ESOP, but was not, due to the limitation of Code Section 401(a)(17), for the benefit of the Participant for the ESOP’s plan year that ends with or within that Plan Year.

     3.4 Allocation of Contributions and Adjustments.
(a)	Deferral Account. The Committee will establish and maintain a Deferral Account in the name of each Participant, to which the Committee will credit all amounts to be allocated to each Participant pursuant to Sections 3.1, 3.2 and 4.1 and from which the Committee will debit all amounts paid to the Participant or his designated beneficiary(ies) pursuant to Article V.

(b)	ESOP Account. The Committee will also establish and maintain an ESOP account in the name of each Participant, to which the Committee will credit all amounts to be allocated to each Participant pursuant to Sections 3.3 and 4.1 and from which the Committee will debit all amounts paid to the Participant or his designated beneficiary(ies) pursuant to Article V.

(c)	Determination of Adjustments. Following the allocations made pursuant to the foregoing, the Committee will determine the Adjustments for December 31st of each Plan Year, and on such other dates as the Committee deems necessary or advisable, by adding together all income received, and realized and unrealized gains and losses, and deducting therefrom all taxes, charges or expenses (unless paid separately by the Employers in the Committee’s discretion, outside the confines of this Plan) and any realized and unrealized losses since the most recent allocation of Adjustments to Participants’ Deferral and ESOP Accounts.

(d)	Allocation of Adjustments. The Adjustments will be allocated as of the allocation date specified in subsection (c) to the Deferral and ESOP Accounts of Participants who maintain a credit balance in their Deferral and ESOP Accounts as of such date as provided in Section 1.3.
ARTICLE IV
INVESTMENT OF CONTRIBUTIONS
     4.1 Investments. All contributions under the Plan will be credited to each Participant’s Deferral Account or ESOP Account as provided in Section 3.4. The Adjustment to each Participant’s Deferral Account will be determined by the earnings on the investments made under the Plan through a so-called irrevocable “rabbi” trust established and maintained by the Company to provide for the benefits created by this Plan. The Participant may direct the trustee of the rabbi trust to invest his Deferral Account in any investment approved by the Committee from time to time, including whole shares of Company common stock. The Committee may establish any rule or procedure it deems necessary or desirable concerning the Participant’s ability to direct or failure to direct the investment of the rabbi trust funds. A Participant’s ESOP Account will be invested in whole shares of Company common stock through the rabbi trust. Fractional shares will be invested in shares of Company common stock or in cash or cash equivalents as determined from time to time by the Committee. No provision of the Plan will impose or be deemed to impose any obligation upon the Employers, other than an unsecured contractual obligation to make a payment to a Participant or his beneficiary(ies) in accordance with the terms of the Plan. Benefits payable under the Plan will be paid directly by the Employers from their general assets to the extent not paid from the rabbi trust established by the Company.
     4.2 Unsecured Contractual Rights. The Plan at all times will be unfunded and will constitute a mere promise by the Employers to make benefit payments in the future. Notwithstanding any other provision of this Plan, neither a Participant nor his designated beneficiary(ies) will have any preferred claim on, or any beneficial ownership interest in, any assets of the Employers prior to the time benefits are paid as provided in Article V, including any Compensation or Bonus Compensation deferred by the Participant. All rights created under this Plan will be mere unsecured contractual rights of the Participant against the Employers.
ARTICLE V
DISTRIBUTIONS
     5.1 Time of Payment of Benefits. Distribution of all amounts credited to a Participant’s Deferral and ESOP Accounts, including any Adjustments credited in accordance with Section 3.4, will commence within 60 days after the Participant’s Separation from Service, except as provided in Sections 5.4 through 5.6. If at the time of the Participant’s Separation from Service, for any reason other than death, the Participant meets the definition of a Key Employee, payment of all amounts under this Section will be suspended for six months immediately following the Participant’s Separation from Service. If the Participant elected to receive payment of his benefit in the form of installments, payment of any installments that the Participant was otherwise entitled to receive during the six-month suspension period will be accumulated and paid in the form of a lump sum on the first day following the six-month suspension period. The remainder of the Participant’s benefit will then commence distribution in the manner and at the time elected by the Participant. If the Participant elected to receive payment of his benefit in the form of a lump sum, he will receive payment of that amount on the first day following the six-month suspension period. If the Participant incurs a Separation from Service due to death, regardless of whether the Participant meets the definition of a Key Employee, payment of his benefit will not be suspended.
     5.2 Method of Payment of Benefits. The balance of a Participant’s Deferral and ESOP Accounts will be distributed in cash or kind, as determined by the Committee, in one of the following methods effectively elected by the Participant in his payment election form:
(a)	A single lump sum.

(b)	Installments payable at such monthly, quarterly, semi-annual or annual intervals as will be elected by the Participant, over a period not in excess of 20 years.

(c)	A combination of the methods specified in subsections (a) and (b).

     5.3 Benefit Payment Elections.
(a)	Initial Election. A Participant may elect the manner in which his Account balance will be paid to him under Section 5.2 and to his beneficiaries under Section 5.4 in accordance with the terms and conditions of this Section. To make an election a Participant must file an election with the Committee (on a form or forms prescribed by the Committee). To be effective, the election under this Section must be filed with the Committee no later than the later of: (i) the time the Participant first makes a deferral election under the Plan (or under any other plan required to be aggregated with this Plan pursuant to the requirements of Code Section 409A); or (ii) December 31, 2007. If no election is made or if the election is not timely or properly made, distribution will be made in the form of a single lump sum payment.

(b)	Change of Election. An election as to the manner of payment may not be changed after the payment has been made or installment payments have commenced. Prior to that time, a Participant may change his election by filing a new election form with the Committee; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed; (ii) the single lump sum payment or the commencement of installment payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and (iii) the new election is filed at least 12 months prior to the date of the first scheduled payment under the Plan.

(c)	Installments. If installment distributions are elected, the initial installment amount will be the Account balance otherwise payable in a single sum multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installment distributions. Subsequent installments will also be a fraction of the unpaid Account balance, the numerator of which is always one but the denominator of which is the denominator used in calculating the previous installment minus one. For example, if five annual installment payments are elected, the initial installment will be one-fifth of the vested single sum Account balance, the second installment will be one-fourth of the remaining Account balance and the third installment will be one-third of the remaining Account balance, and so on.
     5.4 Death of the Participant and Beneficiary Designation.
(a)	Form and Time of Payment. In the event a Participant dies prior to the time his benefits under the Plan are distributed, the balance in his Deferral and ESOP Accounts will be paid to his designated beneficiary(ies) in a single lump sum. Such distribution will be made within 60 days of the date of the Participant’s death. If the Participant dies after distribution of his benefits under the Plan has commenced, his remaining benefit, if any, will be paid to his designated beneficiary(ies) in a single lump sum.
(b)	Designation of Beneficiaries. The Participant may designate a primary and contingent beneficiary(ies) to receive any amount payable under subsection 5.4(a). Such designation may be changed at any time for any reason by the Participant. If the Participant fails to designate a beneficiary, or if such designation will for any reason be illegal or ineffective, or if the designated beneficiary(ies) will not survive the Participant, his benefits under the Plan will be paid: (i) to his surviving spouse; (ii) if there is no surviving spouse, to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law; or (iii) in the event there is no such representative appointed and qualified within 45 days after the Participant’s death, then to such persons as, at the date of death, would be entitled to share in the distribution of the Participant’s estate under the provisions of the applicable statutes then in force governing the descent of intestate property, in the proportions specified in such statute.
     5.5 Unforeseeable Emergency. In the event the Committee determines in its sole discretion that a Participant has experienced an Unforeseeable Emergency, as defined in Section 1.22, all or a portion of a Participant’s Account may be distributed in a single lump sum payment no later than 60 days after the Committee’s determination. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Committee, in its sole discretion. Payment under this section is subject to the following conditions:
(a)	The emergency must not be able to be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan.

(b)	The amount of the distribution must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution) and must take into account any additional compensation available due to cancellation of a deferral election under Section 3.2(e). However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the unforeseeable emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the unforeseeable emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions of Treasury Regulation 1.409A-6. The payment may be made from any plan in which the Participant participates that provides for payment upon an Unforeseeable Emergency, provided that the plan under which the payment was made must be designated at the time of payment.
     5.6 Acceleration of Time of Payment. Except as provided in Section 5.5 or this Section 5.6, the time or schedule of payment of a Participant’s Account provided in Sections 5.1 through 5.4 may not be accelerated. The time or schedule of payment of a Participant’s Account may be accelerated in the following circumstances, each of which is an “Acceleration Event,” to a time that is no later than 60 days following the Committee’s determination that one of the Acceleration Events has occurred:
(a)	Domestic Relations Order. The time or schedule of a payment from a Participant’s Account may be accelerated to make a payment to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b)	Conflicts of Interest. The time or schedule of a payment from a Participant’s Account may be accelerated to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the service provider to participate in activities in the normal course of his or her position in which the service provider would otherwise not be able to participate under an applicable rule). A payment is reasonably necessary to avoid the violation of Federal, state, local, or foreign ethics laws or conflicts of interest law if the payment is a necessary part of a course of action that results in compliance with a Federal, state, local, or foreign ethics law or conflicts of interest law that would be violated absent such course of action, regardless of whether other actions would also result in compliance with the Federal, state, local, or foreign ethics law or conflicts of interest law.

(c)	Payment of Employment Taxes. The time or schedule of a payment from a Participant’s Account may be accelerated to pay the Federal Insurance Contribution Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) on compensation deferred under the Plan. Additionally, the time or schedule of a payment from a Participant’s Account may be accelerated under the Plan to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of state, local or foreign tax laws as a result of payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes. However, the total payment under this paragraph will not exceed the aggregate of the FICA amount and the related income tax withholding on such FICA amount.

(d)	Income Inclusion Under Code Section 409A. The time or schedule of a payment from a Participant’s Account may be accelerated to pay the income tax, interest and penalties imposed if the Plan fails to meet the requirements of Code Section 409A and related regulations; provided, however, such payment will not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and related regulations.

(e)	Plan Termination. The time or schedule of payment or commencement of payments from a Participant’s Account may be accelerated when the Plan is terminated in accordance with one of the following:
(i)	The Company terminates the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is constructively received).
(A)	The calendar year in which the Plan termination and liquidation occurs;

(B)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(C)	The first calendar year in which the payment is administratively practicable.
(ii)	The Company’s irrevocable action to terminate and liquidate the Plan within the 30 days preceding or the 12 months following a change in control as defined in Treasury Regulation 1.409A-3(i)(5). For purposes of this subsection 5.6(e), the Plan may be terminated only if all agreements, methods, programs, and other arrangements sponsored by the Employer immediately after the time of the change in control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the Plan and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the Plan and other arrangements.

(iii)	The Company’s termination and liquidation of the Plan, provided that:
(A)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(B)	The Company terminates and liquidates all agreements, programs, and other arrangements that would be aggregated under Treasury Regulation §1.409A-1(c) if the Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(C)	No payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(D)	All payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(E)	The Company does not adopt a new plan or arrangement that would be aggregated with any terminated and liquidated plan or arrangement under Treasury Regulation §1.409A-1(c) if the same Participant participated in both plans or arrangements, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.
(iv)	Such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
ARTICLE VI
PLAN ADMINISTRATION
     6.1 Administration by the Committee. The Committee will be responsible for administering the Plan. Except as the Company will otherwise expressly determine, the Committee will be charged with the full power and the responsibility for administering the Plan in all its details.

     6.2 Powers and Responsibilities of the Committee.
(a)	The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine whether a Participant has actually incurred a Separation from Service; to determine the amount, manner and timing of any distribution of benefits or withdrawal under the Plan; to resolve any claim for benefits in accordance with Article VIII, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation or application of the Plan by the Committee will be final, conclusive and binding. All actions by the Committee will be taken pursuant to uniform standards applied to all persons similarly situated.

(b)	Records and Reports. The Committee will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan, and the Compensation and Bonus Compensation of each Participant for purposes of determining the amount of contributions that may be made by or on behalf of the Participant under the Plan.

(c)	Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant or beneficiary(ies), the Employers or the legal counsel of an Employer.

(d)	Application and Forms for Benefits. The Committee may require a Participant or beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s or beneficiary’s current mailing address.
     6.3 Liabilities. The individual members of the Committee will be indemnified and held harmless by the Employers with respect to any actual or alleged breach of responsibilities performed or to be performed hereunder.
     6.4 Income and Employment Tax Withholding. The Employers will be responsible for withholding from the Participant’s Compensation or Bonus Compensation or from the distribution of his benefit under the Plan of all applicable federal, state, city and local taxes.

ARTICLE VII
AMENDMENT AND TERMINATION OF THE PLAN
     7.1 Amendment of the Plan. The Company will have the right at any time to modify, alter or amend the Plan in whole or in part, except that no amendment or suspension shall retroactively impair or otherwise adversely affect (without written consent) the rights of a Participant or beneficiary which have accrued prior to the date of such action.
     7.2 Termination of the Plan. The Company reserves the right at any time to terminate the Plan or to reduce or cease benefit accruals at any time, except that no amendment or suspension shall retroactively impair or otherwise adversely affect (without written consent) the rights of a Participant or beneficiary which have accrued prior to the date of such action.
ARTICLE VIII
CLAIMS PROCEDURES
     8.1 Procedures Governing Benefit Claims. For purposes of the Plan, a “Benefit Claim” means a request for a Plan benefit or benefits, made by a Claimant or by an authorized representative of a Claimant, which complies with the Plan’s procedures for making benefit claims. “Claimant” means a Participant, a surviving spouse of a Participant, a beneficiary, an Alternate Payee or a personal representative of the Participant’s estate who is claiming entitlement to the payment of any benefit under the Plan. “Alternate Payee” means any spouse, former spouse, child or other dependent of a Participant who is recognized by a domestic relations order as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant.
     8.2 Notification of Benefit Determinations. The Committee will notify a Claimant, in accordance with Section 8.3, of the Plan’s benefit determination within a reasonable period of time after a Participant’s Separation from Service or after the Committee’s receipt of a Benefit Claim, but not later than 90 days after receipt of the Benefit Claim by the Committee. If special circumstances require an extension of time for processing the Benefit Claim, the Committee will notify the Claimant of the extension prior to the termination of the initial period described above. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make the benefit determination. In no event will the extension exceed a period of 90 days from the end of the initial period.
     8.3 Manner and Content of Notification of Benefit Determinations. All notices given by the Committee under this Article will be given to a Claimant, or to his authorized representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide a Claimant with either a written or an electronic notice of the Plan’s benefit determination. Any electronic notification will comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv). In the case of an Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the Claimant:
(a)	The specific reasons for the adverse determination;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based;

(c)	A description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary; and

(d)	A description of the Plan’s review procedures and the time limits applicable to such procedures.
     The term “Adverse Benefit Determination” means a denial, reduction or termination of, or a failure to provide or make payment (in whole or in part) for any benefit payable under the Plan.
     8.4 Appeal of Adverse Benefit Determinations. A Claimant who receives an Adverse Benefit Determination and desires a review of that determination must file, or his authorized representative must file on his behalf, a written request for a review of the Adverse Benefit Determination, not later than 60 days after receiving the determination.
     The written request for a review must be filed with the Board. Upon receiving the written request for review, the Board will advise the Claimant, or his authorized representative, in writing that:
(a)	The Claimant, or his authorized representative, may submit written comments, documents, records and any other information relating to the claim for benefits; and

(b)	The Claimant will be provided, upon request of the Claimant or his authorized representative, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, without regard to whether those documents, records, and information were considered or relied upon in making the Adverse Benefit Determination that is the subject of the appeal.
     8.5 Benefit Determination on Review. All appeals by a Claimant of an Adverse Benefit Determination will receive a full and fair review by the Board.
     8.6 Notification of Benefit Determination on Review. The Board will notify a Claimant, in accordance with Section 8.7, of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after the Plan’s receipt of the Claimant’s request for review of an Adverse Benefit Determination. If, however, special circumstances require an extension of time for processing the review by the Board, the Claimant will be notified, prior to the termination of the initial 60 day period, of the special circumstances requiring the extension and the date by which the Plan expects to render the Plan’s benefit determination on review, which will not be later than 120 days after receipt of a request for review.

     8.7 Manner and Content of Notification of Benefit Determination on Review. The Board will provide a Claimant with notification of its benefit determination on review in the method described in Section 8.3.
     In the case of an Adverse Benefit Determination on review, the notification must set forth, in a manner calculated to be understood by the Claimant:
(a)	The specific reasons for the adverse determination on review;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based;

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those records were considered or relied upon in making the Adverse Benefit Determination on review, including any reports, and the identities, of any experts whose advice was obtained.
     8.8 Court Action. No Participant or beneficiary will have the right to seek judicial review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits, prior to filing a claim for benefits and exhausting his rights to review under this Section.
ARTICLE IX
MISCELLANEOUS
     9.1 Governing Law. The Plan will be construed, regulated and administered according to the laws of the State of Indiana, except in those areas preempted by the laws of the United States of America in which case such laws will control.
     9.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the provisions hereof. In any necessary construction the masculine will include the feminine and the singular the plural, and vice versa.
     9.3 Participant’s Rights; Acquittance. No Participant will acquire any right to be retained in an Employer’s employ by virtue of the Plan, nor, upon his Separation from Service, will he have any right or interest in or to any Plan assets other than as specifically provided herein.
     9.4 Spendthrift Clause. No benefit or interest available hereunder will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s designated beneficiary(ies), either voluntarily or involuntarily.

     9.5 Counterparts. This Plan may be executed in any number of counterparts, each of which will constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.
     9.6 No Enlargement of Employment Rights. Nothing contained in the Plan will be construed as a contract of employment between an Employer and any person, nor will the Plan be deemed to give any person the right to be retained in the employ of an Employer or limit the right of an Employer to employ or discharge any person with or without cause, or to discipline any Employee.
     9.7 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, none of the Employer, the Committee and each individual acting as an employee or agent of any of them will be liable to any Participant, Employee, Alternate Payee or beneficiary(ies) for any claim (other than a claim for benefits), loss, liability or expense incurred in connection with the Plan, except when the same will have been judicially determined to be due to the gross negligence or willful misconduct of such person.
     9.8 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefore will have been made by a duly qualified guardian or other legal representative), then, unless and until claim therefore will have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.
     9.9 Corporate Successors. The Plan will not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity (“Transaction”), but the Plan will be continued after the Transaction only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.
     9.10 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.
     9.11 Action by Employer. Any action required of or permitted by an Employer under the Plan will be by resolution of its board or, for the Company, by resolution of the Board or the Committee or by a person or persons authorized by resolution of the Board or the Committee.
     9.12 Severability. In the event any provisions of the Plan will be held to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if such illegal or invalid provisions had never been contained in the Plan.

SIGNATURES
     IN WITNESS WHEREOF, the Company has caused this First Financial Corporation 2005 Executives’ Deferred Compensation Plan to be executed by its officers thereunder duly authorized, this 29th day of August, 2007, but effective as of January 1, 2005.

FIRST FINANCIAL CORPORATION
By:	/s/ Norman L. Lowery
Norman L. Lowery, Chief Executive Officer

ATTEST:

By:	/s/ Michael A. Carty Michael A. Carty, Secretary and Treasurer